As filed with the Securities and Exchange Commission on July 22, 2004
                                                    Registration No. ___________

================================================================================

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                           --------------------------

                                    FORM S-3
                        REGISTRATION STATEMENT UNDER THE
                             SECURITIES ACT OF 1933


                                  FIRST BANCORP
               ---------------------------------------------------
             (Exact Name of Registrant as Specified in its Charter)

        North Carolina                                         56-1421916
 ------------------------------                             ---------------
(State or Other Jurisdiction of                            (I.R.S. Employer
 Incorporation or Organization)                          Identification Number)

  341 North Main Street, P.O. Box 508, Troy,
                North Carolina                                 27371-0508
--------------------------------------------                  ------------
  (Address of Principal Executive Offices)                     (Zip Code)

                                 (910) 576-6171
                                 --------------
              (Registrant's Telephone Number, Including Area Code)

                                 James H. Garner
                President, Chief Executive Officer and Treasurer
                              341 North Main Street
                                  P.O. Box 508
                         Troy, North Carolina 27371-0508
                                 (910) 576-6171
               (Address and telephone number of agent for service)

                                    Copy to:
                             Henry H. Ralston, Esq.
                        Robinson, Bradshaw & Hinson, P.A.
                             101 North Tryon Street
                                   Suite 1900
                         Charlotte, North Carolina 28246
                                 (704) 377-2536


     Approximate date of commencement of proposed sale to public: From time to time after the effective date of this Registration Statement.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [X]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [_]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.[_]

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]


                                       CALCULATION OF REGISTRATION FEE
========================= ===================== ==================== ========================== ======================
                                                Proposed             Proposed
Title of Each Class of                          Maximum              Maximum
Securities to Be          Amount to Be          Offering Price       Aggregate Offering         Amount of
Registered                Registered (1), (2)   Per Unit (3)         Price                      Registration Fee
------------------------- --------------------- -------------------- -------------------------- ----------------------
Common stock, no par
value                     120,000               $29.95               $3,594,000                 $455.36
========================= ===================== ==================== ========================== ======================

(1) Pursuant to Rule 416(a) under the Securities Act of 1933, this registration statement also relates to an indeterminate number of additional shares of common stock issuable with respect to the shares registered hereunder in the event of a stock split, stock dividend or other similar transaction.

(2) Does not include shares of common stock previously registered on Registration Statement No. 333-71431 on Form S-3, as amended. Pursuant to Rule 429 under the Securities Act of 1933, the prospectus which forms a part of this registration statement shall also relate to 181,000 shares of common stock previously registered for issuance and sale pursuant to Registration Statement No. 333-71431. Registration fees in the amount of $1149.47 were previously paid to the Commission in connection with these previously registered shares.

(3) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) based on the average of the high and low reported sales price on the NASDAQ National Market System on July 20, 2004.


================================================================================

                                   PROSPECTUS
                                  First Bancorp

              DIVIDEND REINVESTMENT AND COMMON STOCK PURCHASE PLAN
                            (As Amended and Restated)

As a service to registered shareholders of our common stock, we are pleased to offer the First Bancorp Dividend Reinvestment and Share Purchase Plan (as amended and restated, the "Plan"). The Plan is designed to promote long-term ownership in us by providing a convenient and inexpensive way:

     o to reinvest all or a portion of your cash dividends in additional shares of our common stock; and

     o    to purchase our common stock through optional cash payments.

The shares issued pursuant to the Plan may be newly issued shares or previously issued shares purchased in the open market or through privately negotiated transactions. The price to be paid for newly issued shares will be an amount equal to the fair market value on the date such shares are purchased. The price for any open market or privately negotiated purchases will be the weighted average price of such shares paid by the administrator of the Plan based on your allocable portion of the shares purchased over a particular period, plus a proportionate share of brokerage commission incurred thereon. Brokerage commissions have not typically been paid in past open market transactions, except for nominal transaction fees that have not exceeded $100 per year in the aggregate for all shares acquired.

This prospectus is being offered to prospective participants in the Plan, who should retain this prospectus for future reference. You may enroll in the Plan by completing an authorization form and returning it to Registrar and Transfer Company, 10 Commerce Drive, Cranford, New Jersey 07016, Attention: First Bancorp Dividend Reinvestment Plan Administrator. If you participate in the Plan, you may terminate participation at any time. If you do not wish to participate in the Plan, you do not need to take any action, and you will continue to receive cash dividends, if, as and when declared.

IF YOU PARTICIPATE IN THE PLAN, YOU WILL BE PURCHASING SHARES OF OUR COMMON STOCK AND SHOULD CONSIDER CAREFULLY THE RISK FACTORS IDENTIFIED ON PAGE 2.
                                  ___________


This prospectus covers 301,000 shares of our common stock available for purchase under the Plan.


Our common stock is listed on the NASDAQ National Market System under the symbol "FBNC". On July 20, 2004, the last reported sales price was $30.15 per share.


Our headquarters are located at 341 North Main Street, Troy, North Carolina 27371, and our telephone number is (910) 576-6171.

                    Investments in our common stock are not guaranteed or insured by anyone, including the Federal Deposit Insurance Corporation or any other federal or state governmental agency. Unlike checking and savings accounts, an investment in our common stock involves investment risks, including the potential loss of your entire investment.

                    Neither the Securities and Exchange Commission nor any state securities or insurance commission has approved or disapproved any of these securities or determined if this prospectus is thruthful or complete. Any representation to the contrary is a criminal offense.

                                   __________

                                  July 22, 2004

                                  RISK FACTORS

     Before choosing to invest in our common stock, we urge you to carefully consider the following factors, each of which could affect our financial results and the performance of our common stock, as well as the information contained in the rest of this prospectus.

     o competitive pressure in the banking industry may increase significantly;

     o    changes in the interest rate environment may reduce margins;

     o general economic conditions, either national or regional, may be less favorable than expected, resulting in, among other things, deterioration of asset quality;

     o    changes may occur in the regulatory environment;

     o    changes may occur in business conditions and inflation; and

     o    changes may occur in the securities markets.


                      WHERE YOU CAN FIND MORE INFORMATION;
                           INCORPORATION BY REFERENCE

     We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC"). You may read and copy any document that we file with the SEC at its Public Reference Room located at 450 Fifth Street, N.W., Washington, DC 20549. You may obtain further information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site that contains our reports, proxy statements and other information. You may access this information through the SEC's EDGAR database at the SEC's Internet site, http://www.sec.gov. In addition, you can find information about us and links to our SEC filings on our Internet site, http://www.firstbancorp.com.

     The SEC allows us to "incorporate by reference" into this prospectus the information we file with them. This means that we can disclose important business and financial information in our SEC filings by referring you to the documents containing this information. All information incorporated by reference is part of this prospectus, unless and until that information is updated and superseded by the information contained in this prospectus or any later incorporated information. Any information that we subsequently file with the SEC that is incorporated by reference will automatically update and supersede any previous information that is part of this prospectus. We incorporate by reference the information and documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until we sell all the securities we offer with this prospectus:

     o our Annual Report on Form 10-K for the fiscal year ended December 31, 2003;

     o our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2004;

     o our Current Reports on Form 8-K filed on April 22, 2004, and April 30, 2004;

     o all other reports we have filed pursuant to Section 13(a) or Section 15(d) of the Exchange Act since December 31, 2003;

     o the description of our common stock contained in our registration statement on Form S-4 filed with the SEC on March 16, 2001, and Amendment No. 1 thereto filed with the SEC on April 18, 2001; and

     o    all documents subsequently filed by us with the SEC pursuant to
          Section 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this registration statement and prior to the filing of a post-effective amendment which indicates that all securities offered by this registration statement have been sold or that deregisters all securities then remaining unsold.

     Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document (which also is or is deemed to be incorporated by reference herein) modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

     This prospectus is part of a registration statement on Form S-3 that we have filed with the SEC relating to the shares offered by this prospectus. As permitted by SEC rules, this prospectus does not contain all the information contained in the registration statement and accompanying exhibits and schedules we file with the SEC. You may refer to the registration statement, the exhibits and schedules for more information about us and our common stock. The registration statement, exhibits and schedules also are available at the SEC's Public Reference Rooms or through its EDGAR database on the Internet.

     You may obtain, at no cost, a copy of the documents incorporated by reference into this prospectus by writing or telephoning us at the following address:

         First Bancorp
         341 North Main Street
         Post Office Box 508
         Troy, North Carolina 27371
         Attention:  Corporate Secretary
         Telephone requests may be directed to (910) 576-6171

     You should rely only on the information provided in this prospectus or incorporated by reference. We have not authorized anyone else to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. Information is accurate only as of the date of the documents containing the information, unless the information specifically indicates that another date applies.

                                   THE COMPANY

     First Bancorp (the "Company") is a bank holding company. The principal activity of the Company is the ownership and operation of First Bank (the "Bank"), a state chartered bank with its main office in Troy, North Carolina. The Company also owns and operates two nonbank subsidiaries: Montgomery Data Services, Inc., a data processing company, and First Bancorp Financial Services, Inc., which owns and operates various real estate. The Company is also the parent to three statutory business trusts created under the laws of the State of Delaware, which have issued a total of $40 million in trust preferred debt securities.

     The Bank has two wholly owned subsidiaries: First Bank Insurance Services, Inc. and First Montgomery Financial Services Corporation. First Bank Insurance was acquired as an active insurance agency in 1994 in connection with the Company's acquisition of a bank that had an insurance subsidiary. On December 29, 1995, the insurance agency operations of First Bank Insurance were divested. From December 1995 until October 1999, First Bank Insurance was inactive. In October 1999, First Bank Insurance began operations again as a provider of non-FDIC insured investments and insurance products. Currently, First Bank Insurance's primary business activity is the placement of property and casualty insurance coverage. First Montgomery, a Virginia company incorporated on November 2, 2001, was formed to acquire real estate in Virginia and lease the property to the Bank. First Troy Realty Corporation was incorporated on May 12, 1999 and is a subsidiary of First Montgomery. First Troy allows the Bank to centrally manage a portion of its residential, mortgage, and commercial real estate loan portfolio.

     The Company was incorporated in North Carolina on December 8, 1983, as Montgomery Bancorp, for the purpose of acquiring 100% of the outstanding common stock of the Bank through stock-for-stock exchanges. On December 31, 1986, the Company changed its name to First Bancorp to conform its name to the name of the Bank, which had changed its name from Bank of Montgomery to First Bank in 1985.

     The Bank was organized in North Carolina in 1934 and began banking operations in 1935 as the Bank of Montgomery, named for the county in which it operated. As of December 31, 2003, the Bank operated in a 21 county area centered in Troy, North Carolina. Troy, population 3,400, is located in the center of Montgomery County, approximately 60 miles east of Charlotte, 50 miles south of Greensboro, and 80 miles southwest of Raleigh. The Bank conducts business from 58 branches located within a 120-mile radius of Troy, covering principally a geographical area from Latta, South Carolina to the southeast, to Wallace, North Carolina to the east, to Mayodan, North Carolina to the north, to Wytheville, Virginia to the northwest, and Harmony, North Carolina to the west. The Bank's newest branch, which opened on January 20, 2004 in Abingdon, Virginia, brought the Bank's total branch network to 58 branches, with 53 of the branches being in North Carolina, three branches being in South Carolina (all in Dillon County), and two branches in Virginia, where the Bank operates under the name "First Bank of Virginia." Ranked by assets, the Bank was the 7th largest bank in North Carolina as of December 31, 2003.

     The Company's principal executive offices are located at 341 North Main Street, Troy, North Carolina 27371, and its telephone number is (910) 576-6171.


                                 USE OF PROCEEDS

     We do not know the number of shares of our common stock that will ultimately be purchased pursuant to the Plan, or the prices at which such shares will be purchased. The proceeds from original issuances by the Company of its common stock to participants under the Plan will be used for general corporate purposes. The Company will not receive any proceeds when shares of its common stock are purchased in the open market or privately negotiated transactions or from other participants.

                                    THE PLAN

     The Plan offers shareholders of the Company a simple and convenient method of reinvesting cash dividends to purchase additional shares of the Company's common stock, as well as purchasing shares through optional cash payments. Registrar and Transfer Company, a New Jersey corporation, has been appointed the administrator of the Plan (the "Plan Administrator") to act as Plan Administrator for shareholders electing to participate in the Plan.

     The dividends and optional cash payments invested pursuant to the Plan will be used to purchase newly issued shares of common stock from the Company or to purchase shares of common stock in the open market or privately negotiated transactions or from other Participants. The price of newly issued shares of common stock purchased from the Company or from other Participants shall be an amount equal to the fair market value (as determined pursuant to the Plan) of such shares on the date on which such shares are purchased. The price at which the Plan Administrator shall be deemed to have purchased shares for a Participant's account in the open market or privately negotiated transactions or from other Participants shall be the weighted average price of such shares paid by the Plan Administrator for the Participant's allocable portion of shares purchased over a particular period that common stock was purchased, plus such Participant's proportionate share of any brokerage commissions incurred thereon. Each Participant's share of brokerage commissions may be less than he or she might incur individually because the Plan Administrator will buy shares in volume. Brokerage commissions have not typically been paid in past open market transactions, except for nominal transaction fees that have not exceeded $100 per year in the aggregate for all shares acquired. Dividends will be reinvested on a quarterly basis, and optional cash payments will be invested on a monthly basis.

     Shareholders of the Company may enroll in the Plan by completing an Authorization Form and returning it to Registrar and Transfer Company, 10 Commerce Drive, Cranford, New Jersey 07016, Attention: First Bancorp Dividend Reinvestment Plan Administrator. Shareholders who are participants in the Plan may terminate their participation at any time. Shareholders who do not wish to participate in the Plan will continue to receive cash dividends, if and when paid, by check.

                             DESCRIPTION OF THE PLAN

     The following description of the Plan does not purport to be complete and is subject to, and qualified in its entirety by reference to, all of the provisions of the Plan. Copies of the Plan are available from the Company upon request. The Plan initially became effective in 1993, and was amended and restated effective January 26, 1999. Capitalized terms used in this description have the same meaning given to them in the Plan, unless the context requires otherwise.

1. All holders of record of common stock are eligible to participate in the Plan. Beneficial owners of common stock whose shares are held for them in registered names other than their own, such as in the names of brokers, bank nominees or trustees, should, if they wish to participate in the Plan, either arrange for the holder of record to join the Plan or have the shares they wish to enroll in the plan transferred to their own names.

2. Any holders of record of common stock may elect to become a Participant in the Plan by returning to the Plan Administrator a properly completed Authorization Form, which appoints the Plan Administrator as agent for the Participant and:

     (a) authorizes the Company to pay to the Plan Administrator for the Participant's account all cash dividends payable on the common stock which the Participant has enrolled in the Plan;

     (b) authorizes the Plan Administrator to retain for credit to the Participant's account any cash dividends and any shares of common stock distributed as a non-cash dividend or otherwise on the shares of common stock purchased pursuant to the Plan ("Plan Shares") and credited to the Participant's account and to distribute to the Participant any other non-cash dividend paid on such Plan Shares; and

     (c) authorizes the Plan Administrator to apply such cash dividends and/or any optional cash payments made by the Participant pursuant to Paragraph 5 below to the purchase of shares of common stock in accordance with the terms and conditions of the Plan.

3. After receipt of the properly completed Authorization Form, the Plan Administrator will open an account under the Plan as Plan Administrator for the Participant and will credit to such account:

     (a) all cash dividends received by the Plan Administrator from the Company on shares of common stock registered in the Participant's name and enrolled in the Plan by the Participant, commencing with the first such dividends paid after receipt of the Authorization Form by the Plan Administrator, provided that the Authorization Form is received at least five (5) business days prior to a dividend record date;

     (b) all optional cash payments received from the Participant pursuant to Paragraph 5 below;

     (c) all full or fractional Plan Shares purchased for the Participant's account after making appropriate deduction for the purchase price of such shares;

     (d) all cash dividends received by the Plan Administrator on any full or fractional Plan Shares credited to the Participant's account;

     (e) any shares of common stock distributed by the Company as a dividend or otherwise on Plan Shares credited to the Participant's account; and

     (f) any shares of common stock transferred by the Participant pursuant to Paragraph 10 below.

4. Cash dividends and optional cash payments held for a Participant's Plan account will be commingled with the cash dividends and optional cash payments held for all other accounts under the Plan and will be applied to the purchase of common stock. The Plan Administrator will make arrangements to use reinvested dividends to purchase common stock on a quarterly basis, on or about the applicable dividend payment date. The Plan Administrator will make arrangements to use optional cash payments to purchase common stock at least once monthly, on or about the 25th day of each calendar month. In the discretion of the Plan Administrator, purchases of common stock made with reinvested cash dividends may be made together with purchases of common stock made with optional cash payments in those months that cash dividends are paid. In any case, purchases may be made over a number of days to meet the requirements of the Plan. No interest will be paid on any dividends or optional cash payments.

     Shares needed to meet the requirements of the Plan may be acquired on any securities exchange on which the common stock is traded or in the over-the-counter market (together, the "open market"), in negotiated transactions or by purchasing shares being sold under the Plan by other Participants. In addition, in the discretion of the Company and subject to requirements of the Commission, shares may be purchased directly from the Company to be issued from authorized but unissued shares. If the Plan Administrator makes purchases in the open market or privately negotiated transactions, a Participant's price per share will be the weighted average price of shares purchased over the relevant period to satisfy Plan requirements, plus the Participant's proportionate share of the brokerage commission incurred by the Plan Administrator in connection with purchases of Plan Shares during such period. If the Plan Administrator purchases shares directly from the Company or from other Participants, a Participant's price per share will be the fair market value of the common stock on the day the shares are purchased. "Fair market value" with respect to any day means the average of the high and low asked prices for shares of common stock, or in the absence of such information, as determined by the Plan Administrator on the basis of such market quotations or other market information as it deems appropriate.

     A Participant's account will be credited with a number of shares of common stock equal to the amount of cash dividends and/or optional cash payments invested on behalf of the Participant, divided by the applicable price per share of common stock, with fractional shares computed to at least four decimal places. Certificates for shares of common stock purchased under the Plan will not customarily be issued to the Participants. Instead, the Plan Administrator will hold all shares in the name of one of its nominees, and the shares of common stock that a Participant buys under the Plan will be credited to and maintained in the

     Participant's Plan account. This feature protects against loss, theft or destruction of stock certificates. The Participant will receive a periodic statement from the Plan Administrator detailing the status of the Participant's holdings.

     In certain circumstances, the lack of shares available for purchase, the compliance with banking and securities laws, the observance of rules and regulations or governmental regulatory bodies or other conditions may result in delays or temporary curtailment or suspension of purchases of common stock under the Plan. Typically, purchases will resume when shares are again available or when purchases are again permitted.

     If for any reason, the Plan Administrator does not acquire shares of the common stock within thirty-five (35) days of receipt of optional cash payments and thirty (30) days after the dividend date for dividend reinvestments, the Plan Administrator shall remit such cash amounts to the Participants promptly after such thirty-fifth (35th) or thirtieth (30th) day.

     Because the Plan Administrator will arrange for the purchase of shares on behalf of the Plan, neither the Company nor any Participant in the Plan has the authority or power to control either the timing or pricing of shares purchased or the selection of the broker making the purchase. Therefore, Participants will not be able to time precisely their purchases through the Plan and will bear the market risk associated with fluctuations in the price of the Company's common stock. That is, it is possible that the market price of the common stock could go up or down before the broker purchases stock with the Participant's funds.

5. The Participant may at any time deposit with the Plan Administrator for credit to his account optional cash payments in amounts not less than twenty-five ($25.00) and not greater than two thousand five hundred dollars ($2,500) during any dividend quarter. Each optional cash payment must be accompanied by the Stock Purchase Form furnished by the Plan Administrator. The Plan Administrator will commingle the funds credited to a Participant's account with optional cash payments credited to all accounts under the Plan and will apply such funds to the purchase of shares of common stock as described in Paragraph 4 above. Payments received less than five (5) business days prior to the 25th of a month will not be invested until the following month on or about the 25th of that month.

6. The Plan Administrator will mail to each Participant a statement summarizing transactions in his or her account for each period in which there is activity.

7. The Plan Administrator may hold the Plan Shares of all Participants together in its name or in the name of its nominee. No certificates will be delivered to a Participant for Plan Shares except upon written request or upon termination of the account. A Participant may request certificates for any full shares credited to his account at any time. No certificates will be delivered for fractional shares. Accounts under the Plan will be maintained in the name in which the Participant's certificates are registered when the Participant enrolls in the Plan, and certificates for full shares will be similarly registered when issued to the Participant. Certificates will be registered and issued in names other than the account name, subject to compliance with any applicable laws and payment by the Participant of any applicable fees and taxes, provided that the Participant makes a written request therefor in accordance with the usual requirements of the Company for the registration of a transfer of the common stock of the Company.

8. It is understood that the automatic reinvestment of dividends does not relieve the Participant of any income tax which may be payable on such dividends. The Plan Administrator will comply with all applicable Internal Revenue Service requirements concerning the filing of information returns for dividends credited to each account under the Plan, and such information will be provided to the Participant by a duplicate of that form or in a final statement of account for each calendar year. With respect to Participants whose dividends are subject to United States domestic or foreign income tax withholding, the Plan Administrator will comply with all applicable Internal Revenue Service requirements concerning the amount of tax to be withheld, which will be deducted from the dividends prior to investment.

9. The Plan Administrator will forward, as soon as practicable, any proxy solicitation materials to the Participant. The Plan Administrator will vote any full and/or fractional Plan Shares that it holds for the Participant's account in accordance with the Participant's directions. If a Participant does not return a signed proxy to the Plan Administrator, the Plan Administrator will not vote such shares.

10. The Participant may transfer any issued shares of common stock held of record in its name to the Plan Administrator or the Plan Administrator's nominee and such shares will be held by the Plan Administrator for its account as Plan Shares subject to the terms and conditions of this Agreement.

11. A Participant may terminate its account at any time by giving a written notice of termination to the Plan Administrator. Any such notice of termination received by the Plan Administrator less than five (5) business days prior to a dividend record date will not become effective until dividends paid on the dividend payable date have been invested. The Plan Administrator may terminate a Participant's account upon written notice to the Participant if there is less than one whole share remaining in the Participant's account and the Participant is not a registered shareholder of any shares of common stock for which dividends have been designated for Plan reinvestment. Upon termination, the Participant may elect in writing to receive certificates representing the full Plan Shares credited to its account and cash in lieu of fractional shares or it may elect in writing to receive cash for all the full and fractional Plan Shares credited to its account. If no written election is made at the time the Plan Administrator receives the written notice of termination from the Participant or prior to expiration of the thirty (30) days notice period when the Plan Administrator terminates a Participant's account, certificates will be issued for all full Plan Shares and the Participant will receive cash for any fractional shares. When the Participant terminates its account, certificates will be issued within thirty (30) days of the notice of termination being given by such Participant.

     In the event a Participant elects to receive cash for the Plan Shares credited to his account, the Plan Administrator, as the Participant's Plan Administrator, will as soon as practicable after receipt of a written request, sell such Plan Shares and deliver to it the proceeds of such sale (with such sales proceeds being delivered not later than thirty (30) days after the Plan Administrator's receipt of such request), less any brokerage commissions and any other cost of sale. Any full shares and fractional interests in shares may be aggregated and sold with those of other terminating Participants. The proceeds to each Participant, in such case, will be the average sale price of all shares so aggregated and sold less the Participant's pro rata share of any brokerage commissions and other cost of sale. Such sales may, but need not, be made by purchase for other Participant's accounts under the Plan, in which case the sale price per share of the Company's common stock as reported by the principal stock exchange, or other appropriate market as determined by the Plan Administrator, on which the stock is traded on the day of receipt by the Plan Administrator of the notice of termination or, if the stock is not traded on the date of receipt, the Plan Administrator shall use the mean between the bid and asked price or such other market quotation as it may deem appropriate on such date.

     In all terminations, fractional interests held in the Participant's account and not otherwise aggregated and sold will be purchased by the Plan Administrator in cash at a price deemed to be the closing sale price per share of the Company's common stock as reported by the principal stock exchange or other appropriate market as determined by the Plan Administrator, on which the stock is traded on the date of receipt by the Plan Administrator of the notice of termination or, if the stock in not traded on the date of such receipt, such closing sale price on the next prior date that it was so traded.

12. Participants may at any time, without terminating participation in the Plan, withdraw any or all full shares credited to their account by sending written instructions to the Plan Administrator. A withdrawal form is provided on the reverse side of the detachable bottom portion of the plan statement. The Participant may request that certificates be issued for a specified number of full shares or that a specified number of full shares be sold and a check issued for the net proceeds.

13. If at any time a Participant ceases to be a record holder of common stock other than by transfer of shares to the Plan Administrator to be held for its account pursuant to paragraph 10 above, the Plan Administrator, at the Company's direction, may mail a written notice to such Participant requesting instructions as to the disposition of stock in the Participant's account under the Plan. If within thirty (30) days of mailing such notice the Plan Administrator does not receive instructions from the Participant, the Plan Administrator, may, at the Company's direction, terminate the Participant's account.

14. The Participant shall notify the Plan Administrator promptly in writing of any change of address. Notices or statements from the Plan Administrator to the Participant may be given or made by letter addressed to the Participant at his last address of record with the Plan Administrator and any such notice or statement shall be deemed given or made when received by the Participant or five (5) days after mailing, whichever occurs earlier.

15. The Participant shall not sell, pledge, hypothecate, assign, or transfer any Plan Shares held for his account by the Plan Administrator, nor shall the Participant have any right to draw checks or drafts against his account. The Plan Administrator has no obligation to follow any instructions of the Participant with respect to the Plan Shares or any cash held in his account except as expressly provided under the terms and conditions of the Plan.

16. The Company will either pay directly or reimburse the Plan Administrator for the costs of administering the Plan, including but not limited to the costs of printing and distributing Plan literature to record holders of common stock, forwarding proxy solicitation material to Participants, and mailing confirmations of account transactions, account statements, and other notices to Participants, and reasonable clerical expenses associated therewith. As discussed above in paragraphs 4 and 11, each Participant will share proportionately in brokerage commissions incurred by the Plan Administrator in transactions involving Plan Shares; there will be no brokerage commissions for newly issued shares purchased from the Company.

17. Neither the Company, the Plan Administrator nor its nominee(s) shall be liable hereunder for any action taken in good faith or for any good faith omission to act, including without limitation any claims of liability:

     (a) arising out of failure to terminate the Participant's account upon the Participant's death prior to receipt of written notice of such death accompanied by documentation satisfactory to the Plan Administrator;

     (b) with respect to the price at which Plan Shares are either purchased or sold for the Participant's account or the timing of, or terms on which, such purchases or sales are made; or

     (c) for the market value or fluctuations in market value before or after the purchase of Plan Shares credited to the Participant's account. The Company further agrees to indemnify and hold harmless the Plan Administrator and its nominee(s) from all taxes, charges, expenses, assessments, claims, and liabilities, and any costs incident thereto, arising under federal or state law from the Plan Administrator's or the Company's acts or omissions to act in connection with this Plan; provided that neither the Plan Administrator or its nominee(s) shall be indemnified against any liability or costs incident thereto arising out of the Plan Administrator's or its nominee's own willful misfeasance, bad faith, gross negligence, or reckless disregard of its duties under this Plan.

18. It is understood that all purchases of common stock pursuant to the Plan will be made by the Plan Administrator as the independent Plan Administrator of the Participant and that neither the Company nor any of its affiliates shall have any authority or power to direct the time and price at which securities may be purchased pursuant to the Plan, the amount of securities to be purchased, or to direct the selection of any broker or dealer through whom purchases are to be made. Notwithstanding the foregoing, the Company, subject to requirements of the Commission and the provisions of paragraph 4, may direct the Plan Administrator whether shares should be purchased directly from the Company or from other sources. It is further understood that the Plan Administrator will continue to operate the Plan only so long as the Plan Administrator neither directly or indirectly controls or is controlled by the Company or its affiliates and is not under common control with the Company or its affiliates. The Plan Administrator and the Company agree that, in the event that any person serves simultaneously as a director of the Plan Administrator or any affiliate of the Plan Administrator and also as a director of the Company or any affiliate of the Company, such director will undertake to abstain from participating in any decisions relating to the Plan or the purchase or sale of securities pursuant to the Plan.


19. The Plan Administrator or the Company may terminate the Plan at any time. The terms and conditions of this Plan may be amended by the Company or the Plan Administrator, with the concurrence of the Company, at any time, provided that the Company may make such an amendment only once in any six
     (6) month period. No waiver or modification of the terms or conditions of the Plan shall be deemed to be made by the Plan Administrator unless in writing and signed by an authorized representative of the Plan Administrator, and any waiver or modification shall apply only to the specific instance involved.

     It is understood, however, that such amendments as may be required from time to time due to changes in or new rules and regulations under the federal securities laws may be made by the Plan Administrator prior to notice to each Participant.

20. This Plan, the Authorization Form incorporated herein and made by this reference a part of this Plan, and the accounts of Participants maintained by the Plan Administrator under this Plan shall be governed by and construed in accordance with the internal laws of the State of North Carolina.

                                  LEGAL MATTERS

     Certain legal matters with respect to the shares of common stock offered under the Plan will be passed upon for us by Robinson, Bradshaw, & Hinson, P.A., Charlotte, North Carolina.

                                     EXPERTS

     The consolidated financial statements of the Company and its subsidiaries as of December 31, 2003 and 2002, and for each of the years in the three-year period ended December 31, 2003, have been incorporated by reference herein and in the Registration Statement in reliance upon the report of KPMG LLP, independent registered accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The audit report covering the December 31, 2003 consolidated financial statements refers to the fact that, on January 1, 2002, the Company adopted Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets," and on October 1, 2002, the Company adopted Statement of Financial Accounting Standards No. 147, "Acquisitions of Certain Financial Institutions."

                              PLAN OF DISTRIBUTION

     The shares of common stock offered hereby will be offered directly to Participants without underwriters as described in this prospectus. Newly issued shares that are purchased from the Company will be priced at fair market value, and no commissions or fees will be payable in connection with such purchases. If shares are purchased in the open market or in privately negotiated transactions, the price will be the weighted average price of such shares paid for the participant's allocable portion of shares purchased over a particular period, plus the participant's proportionate share of any brokerage commissions incurred. Brokerage commissions have not typically been paid in past open market transactions, except for nominal transaction fees that have not exceeded $100 per year in the aggregate for all shares acquired.

================================================================================






                                Table of Contents


                                                Page
                                                ----

Risk Factors......................................2
Where You Can Find More Information;
    Incorporation By Reference....................2
The Company.......................................4
Use of Proceeds...................................4
The Plan..........................................5
Description of the Plan...........................5
Legal Matters....................................10
Experts..........................................10
Plan of Distribution.............................10



================================================================================





                     Dividend Reinvestment and Common Stock
                                  Purchase Plan
                            (As Amended and Restated)



                                 301,000 Shares
                                  Common Stock




                                  FIRST BANCORP





                                   ==========
                                   PROSPECTUS
                                   ==========





                                  July 22, 2004




================================================================================

                 PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

     The estimated expenses in connection with the offering are as follows:

                 SEC Registration Fee                     $         455
                 Printing and Engraving Expenses                  2,000
                 Legal Fees and Expenses                          4,000
                 Accounting Fees and Expenses                     4,000
                 Miscellaneous                                    1,000
                                                          -------------
                          Total:                          $      11,455
                                                          =============


Item 15. Indemnification of Directors and Officers.

     Section 55-2-02 of the North Carolina Business Corporation Act (the "Business Corporation Act") enables a corporation in its articles of incorporation to eliminate or limit, with certain exceptions, the personal liability of a director for monetary damages for breach of duty as a director. No such provision is effective to eliminate or limit a director's liability for
(i) acts or omissions that the director at the time of the breach knew or believed to be clearly in conflict with the best interests of the corporation,
(ii) improper distributions as described in Section 55-8-33 of the Business Corporation Act, (iii) any transaction from which the director derived an improper personal benefit or (iv) acts or omissions occurring prior to the date the exculpatory provision became effective. The registrant's articles of incorporation limit the personal liability of its directors to the fullest extent permitted by the Business Corporation Act.

     Sections 55-8-50 through 55-8-58 of the Business Corporation Act permit a corporation to indemnify its directors, officers, employees or agents under either or both a statutory or nonstatutory scheme of indemnification. Under the statutory scheme, a corporation may, with certain exceptions, indemnify a director of the corporation who was, is, or is threatened to be made, a party to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative, or investigative because of the fact that such person was or is a director of the corporation, or is or was serving at the request of such corporation as a director of another corporation or enterprise. This indemnity may include the obligation to pay any judgment, settlement, penalty, fine (including an excise tax assessed with respect to an employee benefit plan) or reasonable expenses incurred in connection with a proceeding (including counsel fees), but no such indemnification may be granted unless such director (i) conducted himself in good faith, (ii) reasonably believed (1) that any action taken in his official capacity with the corporation was in the best interests of the corporation or (2) that in all other cases his conduct was not opposed to the corporation's best interests, and (iii) in the case of any criminal proceeding, had no reasonable cause to believe his conduct was unlawful. Whether a director has met the requisite standard of conduct for the type of indemnification set forth above is determined by a majority vote of a quorum of the board of directors (excluding any director party to the proceeding at question), a committee of directors, special legal counsel or the shareholders in accordance with Section 55-8-55 of the Business Corporation Act. Under the statutory scheme, a corporation may not indemnify a director in connection with a proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation or in connection with any other proceeding in which the director was adjudged liable on the basis of having received an improper personal benefit. Pursuant to Section 55-8-56 of the Business Corporation Act, the corporation may also indemnify officers, employees or agents under this statutory scheme.

     In addition to, and notwithstanding the conditions of and limitations on, the indemnification described above under the statutory scheme, Section 55-8-57 of the Business Corporation Act permits a corporation, in its articles of incorporation or bylaws, by contract or by resolution, to indemnify, or agree to indemnify, any of its directors, officers, employees or agents against liability and expenses (including counsel fees) in any proceeding (including proceedings brought by or on behalf of the corporation) arising out of their status as such or their activities in such capacities, except for any liabilities or expenses incurred on account of activities that were, at the time taken, known or believed by the person to be clearly in conflict with the best interests of the corporation. The registrant's bylaws provide for indemnification to the fullest extent permitted under the Business Corporation Act, and the registrant has separate indemnification agreements with various current and past directors and officers.

     The registrant may indemnify its directors, officers, employees and agents in accordance with either the statutory or nonstatutory standard. Sections 55-8-52 and 55-8-56 of the Business Corporation Act require a corporation, unless its articles of incorporation provide otherwise, to indemnify a director or officer who has been wholly successful, on the merits or otherwise, in the defense of any proceeding to which such director or officer was, or was threatened to be, made a party because he is or was a director or officer of the corporation. Unless prohibited by the articles of incorporation, a director or officer also may make application and obtain court-ordered indemnification if the court determines that such director or officer is entitled to mandatory indemnification under Section 55-8-52 of the Business Corporation Act or is fairly and reasonably entitled to indemnification in view of all the relevant circumstances. In addition, Section 55-8-57 of the Business Corporation Act authorizes a corporation to purchase and maintain insurance on behalf of an individual who is or was a director, officer, employee or agent of the corporation against certain liabilities incurred by such a person, whether or not the corporation is otherwise authorized by the Business Corporation Act to indemnify that person. The Registrant has purchased and maintains such insurance.

Item 16. List of Exhibits.

               4.1 Form of common stock certificate, filed as Exhibit 4 to the Registrant's Quarterly Report on Form 10-Q for the quarter ended June 30, 1999, is incorporated herein by reference.

               4.2 Articles IV and V of the Articles of Incorporation of the Registrant, filed as Exhibits 3.a.i. through 3.a.v. to the Company's Quarterly Report on Form 10-Q for the period ended June 30, 2002, is incorporated herein by reference.

               4.3 Amendment to Articles of Incorporation of the Registrant, adding a new Article X, filed as Exhibit 3.a.iii to the Registrant's Quarterly Report on Form 10-Q for the quarter ended June 30, 1999, is incorporated herein by reference.

               5.1 Opinion of Robinson, Bradshaw, & Hinson, P.A., regarding legality of common stock.

               23.1 Consent of Robinson, Bradshaw, & Hinson, P.A. (included in
                    Exhibit 5.1).

               23.2 Consent of KPMG LLP.

               24.1 Powers of Attorney (included on the signature page of the
                    Registration Statement).

Item 17.   Undertakings.

          The undersigned Registrant hereby undertakes:

               (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                    (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

                    (ii) to reflect in the prospectus any facts or events
                         arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

                   (iii) to include any material information with respect to
                         the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

                    provided, however, that paragraphs (1)(i) and (1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") that are incorporated by reference in this registration statement.

               (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

               (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

               (4) That, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

               (5) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.


                                      11-3

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Troy, North Carolina, on the 20th day of July, 2004.

                          First Bancorp
                          (Registrant)

                          By:   /s/ James H. Garner
                                -------------------
                                James H. Garner
                                President, Chief Executive Officer and Treasurer

                                POWER OF ATTORNEY

     Each of the undersigned hereby constitutes and appoints James H. Garner, Anna G. Hollers and Eric P. Credle, and each of them, with full power to act without the other and with full power of substitution and resubstitution, his true and lawful attorneys-in-fact and agents, for him and in his name, place, and stead, in any and all capacities, to sign on his behalf any and all amendments (including post-effective amendments and amendments thereto) to this registration statement and any related registration statement (and any amendments thereto) filed pursuant to Rule 462(b) under the Securities Act, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Commission, and grants unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises as fully as to all intents and purposes as he might or could do in person, and hereby ratifies and confirms all that such attorneys-in-fact or agents, or any of them, or their substitutes shall lawfully do or cause to be done by virtue hereof.

     Purssuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on the 20th day of July, 2004.


     /s/ James H. Garner
     -------------------
     James H. Garner
     President, Chief Executive Officer, Treasurer and
     Director


     /s/ Anna G. Hollers                        /s/ Eric P. Credle
     -------------------                        ------------------
     Anna G. Hollers                            Eric P. Credle
     Executive Vice President                   Senior Vice President and
     Secretary                                  Chief Financial Officer
                                                (Principal Accounting Officer)


                               Board of Directors
                               ------------------





     /s/                                        /s/ William E. Samuels
     --------------                             ----------------------
     Jesse S. Capel                             William E. Samuels
     Chairman of the Board                      Vice-Chairman of the Board
     Director                                   Director



     /s/ Jack D. Briggs                         /s/
     ------------------                         ----------------------
     Jack D. Briggs                             George R. Perkins, Jr.
     Director                                   Director







     /s/ R. Walton Brown                        /s/
     -------------------                        ------------------
     R. Walton Brown                            Thomas F. Phillips
     Director                                   Director

     /s/ H. David Bruton                        /s/ Edward T. Taws
     -------------------                        ------------------
     H. David Bruton                            Edward T. Taws
     Director                                   Director


     /s/ David L. Burns                         /s/
     ------------------                         -------------------
     David L. Burns                             Frederick H. Taylor
     Director                                   Director


     /s/ John F. Burns                          /s/ Virginia C. Thomasson
     -----------------                          -------------------------
     John F. Burns                              Virginia C. Thomasson
     Director                                   Director


     /s/                                        /s/ A. Jordan Washburn
     ------------------------                   ----------------------
     Goldie H. Wallace-Gainey                   A. Jordan Washburn
     Director                                   Director


     /s/ James H. Garner                        /s/
     -------------------                        ----------------
     James H. Garner                            Dennis A. Wicker
     Director                                   Director


     /s/                                        /s/ John C. Willis
     -------------------                        ------------------
     James G. Hudson, Jr.                       John C. Willis
     Director                                   Director